EXHIBIT 3

             AMENDMENT NO. 1 TO NOTE AND WARRANT PURCHASE AGREEMENT

                  AMENDMENT No. 1 (this "Amendment"), dated as of March 29, 2005, to the Note and Warrant Purchase Agreement (the "Agreement"), dated as of February 22, 2005, among Fischer Imaging Corporation, a Delaware corporation (the "Company"), and ComVest Investment Partners II LLC, a Delaware limited liability company ("ComVest"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.


                                    RECITALS:

                  WHEREAS, the Company and ComVest have entered into the Agreement;

                  WHEREAS, pursuant to and in accordance with Section 10.7 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment;

                  NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

                  Section 1. Amendments to the Agreement. (a) The third WHEREAS clause of the Agreement is hereby amended by deleting the parenthetical at the end thereof and replacing it with the following: "(each, as the same may be amended or restated from time to time, a "Warrant" and collectively, the "Warrants")".

                  (b) Section 5.11(i) of the Agreement is hereby amended by adding the following after the word "indicated" and before the colon: "(except to the extent of any changes to EBITDA the may result from charges to EBITDA due to the implementation or exercise of the Put Option (as defined in the Warrants)".

                  (c) Section 5.12(c) of the Agreement is hereby amended by deleting the word "and" before clause (ii) thereof and adding the following after the end of clause (ii) thereof and before the first semi-colon: "and (iii) Indebtedness incurred as a result of the exercise of the Put Option or in order to fund the payment required to be made by the Company upon exercise of the Put Option".

                  (d) Section 5.12(e) of the Agreement is hereby amended by adding the following at the end thereof: ", except for the purchase of the Warrants if the Put Option thereunder is exercised".

                  (e) Section 5.12(f) of the Agreement is hereby amended by adding the following at the end thereof: ", except payment of the purchase price for the Warrants if the Put Option thereunder is exercised".

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                  (f) Section 5.12(i) of the Agreement is hereby amended by
deleting the word "and" before clause (iv) thereof and adding the following at the end thereof: "and (v) the acquisition of Warrants upon exercise of the Put Option thereunder".

                  Section 2. Waiver. ComVest hereby waives the requirement specified in Section 2.3(a) of the Agreement that the Company deliver to ComVest the FDA Certificate as a condition to the obligation of ComVest to purchase the Second Note. For the avoidance of doubt, ComVest does not waive the requirement that the Company deliver to ComVest the FDA Certificate as a condition to the obligation of ComVest to purchase any Additional Notes under Section 2.3(b) of the Agreement, or any other conditions precedent to any such purchase, and the Company hereby agrees that it shall be required to deliver the FDA Certificate to ComVest as a condition to the obligation of ComVest to purchase any Additional Notes.

                  Section 3. Expenses. The Company shall pay to ComVest all reasonable costs and expenses of ComVest, including the fees and disbursements of ComVest's counsel, associated with this Amendment, the Amended and Restated Warrant to Purchase Shares of Common Stock being entered into by the Company on the date hereof, the Deposit Account Control Agreement also being entered on the date hereof and any related documents and agreements.

                  Section 4. Parties in Interest; Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each party hereto and its successors and assigns, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other person any right , benefit or remedy of any nature whatsoever under or by reason of this Amendment. Except in connection with an assignment and transfer of the Notes in compliance with Section 5.1 of the Agreement and the terms of the Notes, neither the Company nor ComVest shall assign this Amendment or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, ComVest may assign its rights hereunder to any of its Affiliates to whom it assigns its rights under the Agreement.

                  Section 5. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between ComVest and the Company with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

                  Section 6. Severability. If any term or other provision of this Amendment shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Amendment or the validity or enforceability of this Amendment in any other jurisdiction.

                  Section 7. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

                  Section 8. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the internal laws of the State of New York, without giving effect to conflicts of law issues.

                  IN WITNESS WHEREOF, the Company and ComVest have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                           FISCHER IMAGING CORPORATION


                           By:
                               -------------------------------------------------
                                 Name:
                                 Title:


                           COMVEST INVESTMENT PARTNERS II LLC


                           By:
                               -------------------------------------------------
                                 Name:
                                 Title:

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